Exhibit 99.1

FOR IMMEDIATE RELEASE	Approved By:	Jim Hartman (763) 577-2212
Enpath Medical, Inc.

	Contacts:	Investors
EVC Group
Doug Sherk (415) 896-6820
Jennifer Beugelmans (415) 896-6820

December 5, 2005

James D. Hartman to Retire as CEO of Enpath Medical

 Veteran Medical Device Executive John C. Hertig Appointed CEO Effective January 16, 2006

Hartman to Remain Chairman Of The Board and CFO During Transition

MINNEAPOLIS—Enpath Medical Inc. (Nasdaq: NPTH) announced today that James D. Hartman (age 60) will retire as Chief Executive Officer effective January 16, 2006.  John C. Hertig (age 53) has been appointed as the Company’s new Chief Executive Officer, also effective January 16, 2006, and will be elected to the Enpath Board of Directors at the Company’s February board meeting.  Mr. Hartman will remain actively involved with the Company in the role of Chairman of the Board and Chief Financial Officer through the Annual Meeting of Shareholders on April 27, 2006. The Company expects that Mr. Hartman will continue to participate as a member of the Board of Directors following his departure from the management team in April.  Mr. Hartman has served as the Company’s Chief Executive Officer since 1996.

“I believe it is the right time to bring new leadership to the Enpath team, and I’m very excited to welcome John aboard,” said Mr. Hartman.  “After a challenging beginning to the year, we had a profitable third quarter and have emerged in a strong position to capitalize on a number of future growth opportunities.  John is an experienced medical device executive and has the expertise and skill set necessary, along with our strong management team, to take Enpath to the next level of growth and profitability.  I look forward to working closely with John over the next several months to facilitate an orderly transition, as well as remaining in an advisory capacity as a member of the Board of Directors.”

Mr. Hertig brings more than 25 years of medical device executive level experience to Enpath.  Most recently, Mr. Hertig was a business consultant providing leadership and business expertise, including strategic planning and capital raising, to a variety of healthcare companies.  In this capacity he held many leadership positions including Chief Executive Officer of Advanced Vital Services, Inc., a privately-held diagnostic imaging company, and created and implemented a number of high level business plans including a consolidation strategy of Special Pharmacy Services companies into a regional provider of drug therapies for complex illnesses.   From 1998 to 2001, Mr. Hertig served as the Chief Executive Officer of MedSource Technologies, Inc., an integrated medical device design and manufacturing services company.  Under Mr. Hertig’s leadership, MedSource Techologies became a leading medical precision component supply company with annual sales of over $100 million.  During his time with MedSource, Mr. Hertig led the implementation of the company’s innovative strategy focused on providing consolidated supply chain management for the high-end medical device industry including implantable devices, minimally invasive surgical instrumentation and orthopedic products.

“I look forward to joining the Enpath team,” said Mr. Hertig.  “Enpath’s strong reputation within the percutaneous delivery systems and stimulation lead technology markets attracted me to this opportunity.  Its blue chip medical device customer base provides a solid foundation from which to capitalize on its expanding proprietary technology base.  In addition, Enpath’s growing reputation with smaller, leading edge companies that are developing innovative technologies for promising new treatments, including neurostimulation and cardiac rhythm therapies, positions the Company well for tremendous future growth.  This is an exciting time for Enpath and I look forward to taking on a leadership role as we continue to develop and execute our long-term growth strategy.”

Prior to his tenure with MedSource Technologies, Mr. Hertig was the President of SIMS Level 1, Inc., an intravenous fluid and blood warming medical device company.  Under his leadership the company successfully integrated the SIMS respiratory unit and doubled the company’s sales to over $50 million with a 48 person domestic sales force. Before SIMS, Mr. Hertig was the Vice President/General Manager of the Medical Device Division of Ohmeda, Inc., where he was responsible for three medical device product lines including vascular access specialty catheters, disposable cardiac pressure transducers and peripheral I.V. catheters, with annual worldwide sales totaling more than $180 million.  Mr. Hertig also served in a variety of roles of escalating responsibility, including Corporate Vice President of Operations at McGaw, Inc., which manufactures pharmaceutical and disposable medical devices for hospitals and home care.  Mr. Hertig also served as the first President of Central Admixture Pharmacy Services, Inc., a successful startup division of McGaw providing a unique intravenous solutions admixture service to hospital pharmacies.

Mr. Hertig holds a Bachelor of Science degree in mechanical engineering from Purdue University.

About Enpath Medical

Enpath Medical, Inc., headquartered in Plymouth, Minnesota, is a leader in the design, development, manufacture and marketing of percutaneous delivery systems and stimulation leads technologies.  Its products include venous vessel introducers, epicardial and endocardial stimulation leads, safety needles and other products for use in pacemaker, defibrillator, catheter and infusion port procedures as well as neuromodulation and hearing restoration markets.  Its products are sold worldwide through partnering relationships with other medical device companies.